Exhibit 99.2

RECAPITALIZATION

Capitalized terms used but not defined herein have the meanings assigned to such terms in “The Reorganization Transactions.”

Prior to the IPO, we operated with a capital structure that reflected our status as a wholly owned subsidiary of AXA. To prepare for the IPO and operation as a stand-alone public company, we undertook various recapitalization initiatives to align our capital structure—both at Holdings and on a consolidated basis—more closely with other U.S. public companies (the “Recapitalization”). In undertaking the Recapitalization, we focused on several goals:

•	Maintaining and strengthening our credit ratings;

•	Maintaining a mid-20s debt-to-capital ratio going forward;

•	Maintaining our target asset level for all variable annuities at or above a CTE98 level under most economic scenarios and an RBC ratio of 350-400% for our non-variable annuity insurance liabilities;

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Replacing financing that was provided or guaranteed by AXA and its affiliates with financing that is supported solely on the basis of our stand-alone credit, and entering into new financing arrangements only on that basis;

•	Purchasing AB Units from AXA as described in “The Reorganization Transactions”; and

•	Maintaining a cash position of approximately $500 million at Holdings.

On December 8, 2017, we received (i) a capital contribution of $318 million and (ii) a short-term loan of $622 million from AXA, which was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares. See “The Reorganization Transactions” and “Unaudited Pro Forma Condensed Financial Information.”

In February 2018, we entered into credit facilities consisting of a $500 million three-year senior unsecured delayed draw term loan agreement and a $2.5 billion five-year senior unsecured revolving credit facility with a syndicate of banks (together, the “Credit Facilities”). The revolving credit facility provides for borrowings of up to $2.5 billion or the issuance of letters of credit within a sublimit of $1.5 billion to support our life insurance business reinsured to EQ AZ Life Re following the GMxB Unwind and to support the third-party GMxB variable annuity business reinsured by CS Life RE Company, an Arizona corporation and a wholly owned indirect subsidiary of Holdings. The revolving credit facility is available for general corporate purposes. In May 2018, we borrowed $300 million under the three-year term loan agreement for general corporate purposes, including to replace financing that was provided by or guaranteed by AXA and its affiliates and terminated the remaining $200 million capacity. In addition to the Credit Facilities, we entered into letter of credit facilities with an aggregate principal amount of approximately $1.9 billion, primarily used to support our life insurance business reinsured to EQ AZ Life Re following the GMxB Unwind.

In order to finance the Reorganization Transactions, on April 20, 2018, we issued $800 million aggregate principal amount of 3.900% Senior Notes due 2023 (the “2023 Notes”), $1.5 billion aggregate principal amount of 4.350% Senior Notes due 2028 (the “2028 Notes”) and $1.5 billion aggregate principal amount of 5.000% Senior Notes due 2048 (the “2048 Notes, and collectively with the 2023 Notes and the 2028 Notes, the “Notes”). In April 2018, we used the net proceeds from the sale of the Notes, together with an intercompany loan of $800 million from AXA Equitable Life, to (i) repay financing provided by AXA and its affiliates, (ii) purchase 100% of the shares of AXA IM Holding US and (iii) purchase the AB Units held by Coliseum Re. The remaining proceeds, together with $300 million borrowed under our three-year term loan agreement, were used to repay the outstanding commercial paper program of AXA Financial that was guaranteed by AXA. On January 22, 2019, we completed the exchange offer of 99.89% of the 2023 Notes, 99.97% of the 2028 Notes and 99.96% of the 2048 Notes for like principal amounts of new 3.900% Senior Notes due 2023, new 4.350% Senior Notes due 2028 and new 5.000% Senior Notes due 2048, respectively, which have been registered under the Securities Act of 1933, as amended.

In March 2018, AXA Equitable Life sold its interest in two real estate joint ventures to AXA France for a total purchase price of approximately $143 million, which resulted in the elimination of $203 million of long-term debt on Holdings’ consolidated balance sheet for the first quarter of 2018 and a corresponding reduction of our debt-to-capital ratio.

In June 2009, AXA Financial and AXA initiated a $2 billion commercial paper program on a private placement basis under which AXA Financial or AXA could issue short-term unsecured notes. As a result of AXA Financial’s merger into Holdings on October 1, 2018, Holdings replaced AXA Financial as an issuer under the program. Holdings was subsequently removed as an issuer under the program in October 2018.

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